Exhibit(j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 113 to the registration statement on Form N-1A ("Registration Statement") of our report dated November 24, 2003 relating to the financial statements and financial highlights which appear in the September 30, 2003 Annual Report to Shareholders of Scudder Small Cap Growth Fund (formerly Small Cap Fund) (a series of Scudder Advisor Funds) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 30, 2004